Exhibit 99.1

[LOGO OF UROLOGIX]

FOR IMMEDIATE RELEASE

Contacts:	Urologix:	Robert C. Ferris
	Fred B. Parks, Chairman and CEO	GCI Group
	Todd E. Paulson, Vice President, Finance	(212) 537-8025
	(763) 475-1400	rferris@gcigroup.com

UROLOGIX HOLDS ANNUAL MEETING

MINNEAPOLIS — November 11, 2003 — Urologix, Inc. (NASDAQ:ULGX – news) today held its Annual Meeting of Shareholders at which Fred B. Parks, the Company’s Chairman and Chief Executive Officer, conducted an informal business meeting on the Company’s performance and prospects. Excerpts of Mr. Parks’ presentation are available on the Company’s website under “News & Events” at www.urologix.com. At the Annual Meeting, Mr. Parks and Daniel J. Starks were elected as directors of the Company to serve until the Annual Meeting of Shareholders following fiscal year 2006.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis(TM) and Prostatron® names. Both systems utilize Cooled ThermoTherapy(TM) — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements made at the Annual Meeting and in the presentation shown at the Annual Meeting contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts, developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission.